SOURCE: STEPHEN H. CLARK		609-561-9000
MARISSA TRAVALINE
COMPANY NAME: SOUTH JERSEY INDUSTRIES, INC.
MARKET: N
STOCK SYMBOL: SJI

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED

	Three Months Ended
	December 31,
	2016		2015
Operating Revenues:
Utility	$140,894		$129,431
Nonutility	189,087		128,413

Total Operating Revenues	329,981		257,844

Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	57,087		48,080
- Nonutility	129,597		79,486
Operations	42,114		39,859
Maintenance	4,756		4,069
Depreciation	24,283		19,780
Energy and Other Taxes	1,725		1,334

Total Operating Expenses	259,562		192,608

Operating Income	70,419		65,236

Other Income and Expense	1,202		1,988
Interest Charges	(6,705)		(7,440)

Income Before Income Taxes	64,916		59,784

Income Taxes	(19,266)		1,006
Equity in Earnings (Loss) of Affiliated Companies	358		(9,842)

Income from Continuing Operations	46,008		50,948

Loss from Discontinued Operations - (Net of tax benefit)	(75)		(62)

Net Income	$45,933	$50,886

Basic Earnings per Common Share:

Continuing Operations	$0.58	$0.73
Discontinued Operations	—	—

Basic Earnings per Common Share	$0.58	$0.73

Average Shares of Common Stock Outstanding - Basic	79,478	69,460

Diluted Earnings per Common Share:

Continuing Operations	$0.58	$0.73
Discontinued Operations	—	—

Diluted Earnings per Common Share	$0.58	$0.73

Average Shares of Common Stock Outstanding - Diluted	79,643	69,646

	Twelve Months Ended
	December 31,
	2016	2015
Operating Revenues:
Utility	$453,819	$528,763
Nonutility	582,681	430,805

Total Operating Revenues	1,036,500	959,568

Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	167,154	239,763
- Nonutility	413,833	319,579
Operations	151,957	148,672
Maintenance	17,549	16,183
Depreciation	90,389	72,451
Energy and Other Taxes	6,342	6,026

Total Operating Expenses	847,224	802,674

Operating Income	189,276	156,894

Other Income and Expense	9,989	9,510
Interest Charges	(31,449)	(31,622)

Income Before Income Taxes	167,816	134,782

Income Taxes	(54,151)	(1,360)
Equity in Earnings (Loss) of Affiliated Companies	5,396	(27,812)

Income from Continuing Operations	119,061	105,610

Loss from Discontinued Operations - (Net of tax benefit)	(251)	(503)

Net Income	$118,810	$105,107

Basic Earnings per Common Share:

Continuing Operations	$1.56	$1.54
Discontinued Operations	—	(0.01)

Basic Earnings per Common Share	$1.56	$1.53

Average Shares of Common Stock Outstanding - Basic	76,362	68,735

Diluted Earnings per Common Share:

Continuing Operations	$1.56	$1.53
Discontinued Operations	—	(0.01)

Diluted Earnings per Common Share	$1.56	$1.52

Average Shares of Common Stock Outstanding - Diluted	76,475	68,931